Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

LOS ANGELES--Ares Management Corporation (NYSE:ARES) today reported its financial results for its fourth quarter and fiscal year ended December 31, 2019.

GAAP net income attributable to Ares Management Corporation was $38.5 million and $148.9 million, respectively, for the quarter and year ended December 31, 2019. On a diluted basis, net income attributable to Ares Management Corporation per share of Class A common stock was $0.25 and $1.06, respectively, for the quarter and year ended December 31, 2019.

After-tax realized income, net of Series A preferred stock dividends, was $180.1 million and $436.7 million, respectively, for the quarter and year ended December 31, 2019. After-tax realized income per share of Class A common stock, net of Series A preferred stock dividends, was $0.67 and $1.67, respectively, for the quarter and year ended December 31, 2019. Fee related earnings was $88.7 million and $323.7 million, respectively, for the quarter and year ended December 31, 2019.

“Our fourth quarter capped off a strong year for Ares with growth in management fees and fee related earnings each in excess of 20% and 25%, respectively, along with quality fund performance for our clients,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We are well positioned to continue our firm’s growth into 2020 with the deployment of a portion of our dry powder and multiple flagship fundraises expected across our strategies.”

“Based on the trajectory of our business and strong outlook, we are excited to announce a 25% increase in our 2020 dividend,” said Michael McFerran, Chief Operating Officer and Chief Financial Officer of Ares. “With multiple strategic investments recently announced, we believe we are laying the groundwork for new growth initiatives to fuel expansion in future years.”

Common Dividend

Ares declared a quarterly dividend of $0.40 per share of its Class A common stock, payable on March 31, 2020 to its Class A common stockholders of record at the close of business on March 17, 2020.

Preferred Dividend

Ares declared a quarterly dividend of $0.4375 per share of its Series A preferred stock with a payment date of March 31, 2020 to its Series A preferred stockholders of record as of the close of business on March 15, 2020. As March 15, 2020 falls on a Sunday, the effective record date for the dividend will be Friday, March 13, 2020.

Additional Information

Ares issued a full detailed presentation of its fourth quarter and full year 2019 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Fourth Quarter and Full Year 2019 Earnings Presentation."

2020 Annual Stockholders Meeting

The Board of Directors set April 13, 2020 as the record date for the Company’s 2020 Annual Meeting of Stockholders. The 2020 Annual Meeting of Stockholders will be held on June 11, 2020.

Conference Call and Webcast Information

Ares will host a conference call on February 13, 2020 at 12:00 p.m. ET to discuss fourth quarter and full year results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at http://www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 7538638 followed by the # sign and reference “Ares Management Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 12, 2020 (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10137611. An archived replay will also be available through March 12, 2020 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s investment groups collaborate to deliver innovative investment solutions and consistent and attractive investment returns for fund investors throughout market cycles. Ares Management's global platform had $149 billion of assets under management as of December 31, 2019 with over 1,200 employees in over 20 offices in more than 10 countries.  Please visit www.aresmgmt.com for additional information.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Veronica Mayer	Cameron Rudd
cdrake@aresmgmt.com	vmendiola@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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